Exhibit 2.2

VOTING AND SUPPORT AGREEMENT

dated as of January 23, 2008

by and among

GSI COMMERCE, INC.

and

THE STOCKHOLDERS SIGNATORY HERETO

TABLE OF CONTENTS

ARTICLE I

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

ARTICLE II

COVENANTS OF THE STOCKHOLDERS

ARTICLE III

COMPANY CAPITAL STRUCTURE

ARTICLE IV

GENERAL PROVISIONS

Section 4.01	Notices	8
Section 4.02	Interpretation	8
Section 4.03	Enforcement	8
Section 4.04	Assignment	9
Section 4.05	Parties in Interest	9
Section 4.06	Governing Law	9
Section 4.07	Waiver of Jury Trial	9
Section 4.08	Counterparts	9
Section 4.09	Amendment and Waiver	9
Section 4.10	Miscellaneous	9

[Remainder of Page Intentionally Left Blank]

VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT dated as of January 23, 2008 (this “Agreement”), by and among GSI COMMERCE, INC., a Delaware corporation (“Parent”) and each of the parties identified on Schedule I hereto (each, a “Stockholder” and, collectively, the “Stockholders”), as stockholders of E-DIALOG, INC., a Delaware corporation (“Company”).

WHEREAS, Parent is entering into an Agreement and Plan of Merger dated as of the date hereof (as amended from time to time, the "Merger Agreement"; capitalized terms used but not defined in this Agreement have the meanings attributed to such terms in the Merger Agreement), with Company, Dolphin Acquisition Corporation, a Delaware corporation (“Acquisition Sub”) and the Stockholders’ Representative (as defined therein), pursuant to which Acquisition Sub shall merge with and into Company (the "Merger"); and

WHEREAS, each Stockholder is, as of the date hereof, the record and beneficial owner of the number of shares of Common Stock, Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock or Series C-1 Convertible Preferred Stock, par value $0.01 per share of Company, set forth on Schedule I hereto (the “Existing Shares” and together with any shares of Common Stock, Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series C-1 Convertible Preferred Stock of Company acquired by the Stockholder after the date of this Agreement, whether upon the exercise of options or warrants to purchase shares of Company Stock or otherwise, the “Shares”); and

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement and as an inducement and in consideration therefor, the Stockholders have agreed to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder, severally and not jointly, hereby represents and warrants (with respect to such Stockholder only and not with respect to any other Stockholder) to Parent in respect of such Stockholder as follows:

Section 1.01      Organization, Qualification.

(a)         Such Stockholder, if he or she is an individual, has all legal capacity to enter into this Agreement, to carry out his or her obligations hereunder and to consummate the transactions contemplated hereby.

(b)         Such Stockholder, if it is a corporation or other legal entity, (i) is duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its incorporation or formation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or, if applicable, in good standing or to have such power, authority and governmental approvals would not prevent or delay consummation of the transactions contemplated by this Agreement or otherwise prevent or delay such Stockholder from performing its obligations under this Agreement.

Section 1.02      Authority Relative to this Agreement.  Such Stockholder has all necessary right, power and authority to execute and deliver this Agreement, to perform such Stockholder's obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Stockholder, if it is a corporation or other legal entity, and the performance of its obligations hereunder have been duly and validly authorized by all necessary corporate (or equivalent) action and no other corporate (or equivalent) proceedings on the part of such Stockholder are necessary to authorize this Agreement.  This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

Section 1.03      No Violation.

(a)         The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of such Stockholder's obligations hereunder will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or result in the creation of a lien on, or the loss of, any of the properties or assets of such Stockholder (including, without limitation, such Stockholder’s Shares) pursuant to: (i) if such Stockholder is not an individual, any provision of its certificate of incorporation, bylaws or similar organizational documents; or (ii) except as otherwise set forth in Section 4 of Company’s Amended and Restated Stockholders’ Agreement dated as of December 21, 2001 by and among Company and the stockholders of Company party thereto, as amended (the “Stockholders’ Agreement), any Contract to which such Stockholder is a party or by which any of his or its properties or assets is bound or any order or Legal Requirement applicable to such Stockholder or his or its properties or assets.

(b)         No consent, approval, order, authorization or Permit of, or registration, declaration or filing with or notification to, any Governmental Entity or any other

Person (each, a “Consent”) is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement by such Stockholder or the performance by such Stockholder of such Stockholder's obligations hereunder except where the failure to obtain any such Consent would not prevent or delay consummation of the transactions contemplated by this Agreement or otherwise prevent or delay such Stockholder from fully performing its obligations under this Agreement.

Section 1.04      Ownership of Shares.  As of the date hereof, such Stockholder is, and at all times during the Agreement Period (as hereinafter defined) will be, a record and beneficial owner of such Stockholder’s Existing Shares.  As of the date hereof, such Stockholder’s Existing Shares together constitute all of the shares of Company Stock beneficially owned by such Stockholder.  Such Stockholder has, and at all times during the Agreement Period will have, with respect to such Stockholder’s Shares, except as otherwise set forth in Section 4 of the Stockholders’ Agreement, (i) the sole power, directly or indirectly, to vote or dispose of such Shares, and as such, has, and at all times during the Agreement Period will have, the complete and exclusive power to, (x) issue (or cause the issuance of) instructions with respect to the matters set forth in Article II, (y) agree to all matters set forth in this Agreement and (z) demand and waive appraisal or dissent rights.  As of the date hereof, with respect to such Stockholder, except as set forth opposite such Stockholder’s name on Schedule I, such Stockholder’s Existing Shares are issued and outstanding and entitled to be voted at any and all Company Stockholder Meetings (as hereinafter defined) which include members of the same class of Company Stock, and such Stockholder does not beneficially own any other Company Securities.  Except as otherwise set forth in the Stockholders’ Agreement, such Stockholder’s Existing Shares and all other Shares of Company Stock of which such Stockholder acquires beneficial ownership during the Agreement Period, shall at all times be free and clear of liens, proxies, powers of attorney, voting trusts, options, rights of first offer or refusal or agreements (other than any liens or proxies created by this Agreement).  Such Stockholder is the beneficial owner of, and has good and valid title to, the number of Existing Shares set forth next to such Stockholder’s name on Schedule I, free and clear of all liens, other than those arising under the Stockholders’ Agreement.  Except as set forth in Section 4 of the Stockholders’ Agreement, there are no agreements or arrangements of any kind, contingent or otherwise, to which such Stockholder is a party obligating such Stockholder to Transfer (as hereinafter defined), or cause to be Transferred, any of such Stockholder’s Shares.  Except pursuant to the Merger Agreement, and except as set forth in Section 4 of the Stockholders’ Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Stockholder’s Shares.  Company has no contractual or other right or obligation to pay the Merger Consideration to which Stockholder is otherwise entitled under the Merger Agreement to any other Person.

Section 1.05      Absence of Litigation.  With respect to such Stockholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of such Stockholder, threatened against or affecting, such Stockholder or any of its or his properties or assets (including, without limitation, such Stockholder’s Shares) that could reasonably be expected to impair the ability of such Stockholder to perform his or its obligations hereunder or to consummate the transactions contemplated hereby and by the Merger Agreement on a timely basis.

Section 1.06      Intermediary Fees.  No investment banker, broker, finder or other intermediary is, or shall be, entitled to a fee or commission in respect of this Agreement based on any arrangement or agreement made by or on behalf of such Stockholder in this Agreement or otherwise in his or her capacity as a stockholder of Company.

Section 1.07      Opportunity to Review; Reliance.  Such Stockholder has had the opportunity to review this Agreement and the Merger Agreement with counsel of such Stockholder's own choosing.  Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder's execution, delivery and performance of this Agreement.

ARTICLE II

COVENANTS OF THE STOCKHOLDERS

Each Stockholder, severally and not jointly, hereby agrees as follows (with respect to such Stockholder only and not with respect to each other Stockholder):

Section 2.01      Transfer of the Shares.  During the period beginning on the date of this Agreement and ending on the earliest of (w) the Effective Time, (x) March 31, 2008, (y) the agreement of the parties hereto to terminate this Agreement, and (z) the termination of the Merger Agreement in accordance with its terms (the “Agreement Period”), each Stockholder hereby irrevocably and unconditionally agrees that at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Stock, however called (each, a “Company Stockholders Meeting”), or in connection with any written consent of the holders of Company Stock, such Stockholder shall:

(a)         be present, in person or represented by proxy, or otherwise cause all such Stockholder’s Shares to be counted for purposes of determining the presence of a quorum at such meeting (to the fullest extent that such Shares may be counted for quorum purposes under applicable law);

(b)         vote (or cause to be voted) or deliver a written consent (or cause a written consent to be delivered) with respect to no less than half such Stockholder’s Existing Shares, in each case, to the fullest extent that such Shares are entitled to be voted at the time of any vote or action by written consent:

(i)                 in favor of the (A) approval and adoption of the Merger Agreement, the Merger and each of the other actions contemplated by the Merger Agreement; and (B) without limitation of the preceding clause (A), approval of any proposal to adjourn or postpone the Company Stockholders Meeting to a later date if there are not sufficient votes for approval and adoption of the Merger Agreement on the date on which the Company Stockholders Meeting is held; and

(ii)                 other than in respect of the Merger Agreement and the transactions contemplated thereby, against (A) any action or agreement that would reasonably be expected to impede, hinder, interfere with, or prevent or delay or adversely affect the consummation of the transactions contemplated by the Merger Agreement, (B) any Acquisition Proposal and any action in furtherance thereof, or (C) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant of Company under the Merger Agreement or of such Stockholder under this Agreement (collectively, “Frustrating Transactions”).

Section 2.02      Voting Arrangements.  Each Stockholder, revoking (or causing to be revoked) any proxies that he or it has heretofore granted, hereby irrevocably appoints Parent as attorney-in-fact and proxy for and on behalf of such Stockholder, for and in the name, place and stead of such Stockholder, to take the following actions for the sole purpose of fulfilling such Stockholder’s obligations under Section 2.01(b) above: (a) attend any and all Company Stockholder Meetings; (b) vote, express consent or dissent or issue instructions to the record holder to vote no less than half such Stockholder’s Existing Shares in accordance with the provisions of Section 2.01(b) at any such meeting; and (c) grant or withhold, or issue instructions to the record holder to grant or withhold, consistent with the provisions of Section 2.01, all written consents with respect to no less than half of such Stockholder’s Existing Shares.  The foregoing proxy shall be deemed to be a proxy coupled with an interest and is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of such Stockholder) until the end of the Agreement Period.  Each Stockholder authorizes such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 2.02 is given in connection with and granted in consideration of and as an inducement to Parent entering into the Merger Agreement and that such irrevocable proxy is given to secure the obligations of the Stockholder under Section 2.01.  The irrevocable proxy set forth in this Section 2.02 is executed and intended to be irrevocable, subject, however, to automatic termination upon the termination of the Agreement Period.  Parent covenants and agrees with each Stockholder that Parent will exercise the foregoing proxy consistent with the provisions of Section 2.01.  Nothing in this Section 2.02 shall in any way (i) limit the authority and power of any Stockholder to attend any Company Stockholders Meeting and to vote (or cause to be voted) or deliver a written consent (or cause a written consent to be delivered) with respect to proposals not included within the scope of or prohibited by Section 2.01(b) or (ii) grant any authority or power to Parent to take any action not expressly included within the scope of the proxy granted by this Section 2.02 (including without limitation the taking of any action to elect or remove members of the board of directors of the Company).

Section 2.03      No Proxies for or Encumbrances on Shares.

(a)         Except pursuant to the terms of this Agreement or as agreed in writing by Parent, during the Agreement Period, such Stockholder shall not (nor permit any Person under such Stockholder’s control to), without the prior written consent of Parent, directly or indirectly, (1) grant any proxies, powers of attorney, rights of first offer or refusal or enter into any voting trust, (2) sell (including, without limitation, short sell), assign, transfer, tender, pledge, encumber, grant a participation interest in, hypothecate or otherwise dispose of (including, without limitation, by gift) (each, a “Transfer”), (3) otherwise permit any liens to be created on, or 4) enter into any Contract (including, without limitation, any derivative, hedging or other agreement), option or other arrangement (including, without limitation, any profits sharing arrangement) or understanding with respect to the direct or indirect Transfer of, any Shares.  Such Stockholder shall not, and shall not permit any of its Representatives to, seek or solicit any such Transfer or any such Contract, option or other arrangement or understanding.  Without limiting the foregoing, such Stockholder shall not, and such Stockholder shall not permit any Person under such Stockholder’s control or any of its or their respective Representatives to, take any other action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect in any material respect or in any way restrict, limit or interfere in any material respect with the performance of such Stockholder’s obligations hereunder.  Without limiting the foregoing, such Stockholder also agrees not to engage in any transaction with respect to any of such Stockholder’s Shares with the primary purpose of depriving Parent of the intended benefits of this Agreement.

(b)         Such Stockholder shall not request that Company register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder’s Shares, unless such Transfer is made in compliance with this Agreement.   Such Stockholder hereby authorizes Parent to direct Company to prevent the Transfer of any of such Stockholder’s Shares on the books of Company in violation of this Agreement.

Section 2.04      Appraisal Rights.  Such Stockholder hereby irrevocably waives  and agrees not to exercise any rights such Stockholder may have as to appraisal, dissent or any similar or related matter with respect to any of such Stockholder’s Shares that may arise with respect to the Merger or any of the transactions contemplated by the Merger Agreement, including, without limitation, under Section 262 of the Delaware General Corporation Law.  Notwithstanding anything herein to the contrary, once the Requisite Stockholder Approval (as defined in the Merger Agreement) has been obtained, such Stockholder agrees that such Stockholder will not rescind any vote or written consent delivered with respect to the Merger Agreement or the transactions contemplated thereby, unless the Merger Agreement is terminated in accordance with its terms.

Section 2.05      No Solicitation of Transactions.

(a)         Such Stockholder shall not, and shall not permit any representative of such Stockholder to, directly or indirectly: (i) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with respect to a Frustrating Transaction or otherwise encourage or assist any Person in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement; (ii) initiate a vote or action by written consent in lieu of a Company Stockholders’ Meeting; or (iii) become a member of a “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) with respect to any voting securities of the Company, as applicable, with respect to any Frustrating Transaction.

(b)         Such Stockholder shall not, and shall not permit any Representative of such Stockholder to, directly or indirectly: (i) solicit, initiate, participate in, knowingly encourage or otherwise facilitate, directly or indirectly, any inquiries relating to, or the making of, any Acquisition Proposal; or (ii) engage in any negotiations concerning, or provide any information or data to, or have any discussions with, any Person relating to any Acquisition Proposal.

Section 2.06      No Solicitations of Employees  Such Stockholder agrees that for a period commencing on the date hereof and ending two (2) years following the Effective Time, neither such Stockholder nor any of its affiliates (other than publicly traded companies) shall, directly or indirectly, solicit for employment, otherwise solicit the services of or employ any of the persons listed on Schedule II hereto and shall not cause, encourage or influence any such solicitation by an affiliate which is a publicly traded company; provided, however, that this Section 2.06 shall not restrict the solicitation or employment by such Stockholder or any of its affiliates of any such person whose employment is terminated by Company or such subsidiary of Company without cause or who terminates his employment for good reason in accordance with his employment contract with Company provided in each case the solicitation of such person occurs after the date of such termination.

Section 2.07      Certain Events.  Such Stockholder agrees to notify Parent promptly in writing of (a) the number of any additional shares of Company Stock, options to purchase shares of Company Stock or other Company Securities, if any, acquired by such Stockholder after the date hereof, and (b) with respect to the subject matter contemplated by Section 2.05, any such inquiries, offers or proposals which are received by, any such information or data which is requested from, and any such negotiations or discussions which are sought to be initiated or continued with, such Stockholder.

Section 2.08      Shares Not Subject to Voting Provisions.  For the avoidance of doubt, to the extent such Stockholder’s Shares are not subject to the provisions of this Article II, this Agreement shall not restrict such Stockholder from voting or consenting with respect to such Shares in such Stockholder’s discretion.

ARTICLE III

COMPANY CAPITAL STRUCTURE

Each of John Rizzi and John MacPhee hereby represent and warrant that such Person is not aware of any inaccuracy in the representations and warranties in Section 3.2 of the Merger Agreement.

ARTICLE IV

GENERAL PROVISIONS

Section 4.01      Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) (i) to the Stockholders at the address indicated on the signature pages hereto and (ii) to the respective parties listed below at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4.01):

if to Parent:

GSI Commerce, Inc.
935 First Avenue
King of Prussia, PA 19406
Attention: General Counsel
Facsimile No.: (610) 265-1730

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Beacon Street
Boston, MA  02108
Facsimile: (617) 573-4822
Attention: Louis A. Goodman

Section 4.02      Interpretation.  The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.  The respective parties hereto and their attorneys have negotiated this Agreement and the language hereof will not be construed for or against either party, as drafter.  A reference to a section, schedule, or an exhibit will mean a section in, or schedule or exhibit to, this Agreement unless otherwise explicitly set forth.

Section 4.03      Enforcement.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party hereto.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

Section 4.04      Assignment.  This Agreement shall not be assigned by operation of law or otherwise.

Section 4.05      Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 4.06      Governing Law.  This Agreement will be governed in all respects, including validity, interpretation, and effect, by the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the United States District Court for the Southern District of New York.

Section 4.07      Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 4.08      Counterparts.  This Agreement may be executed (i) in one or more partially or fully executed counterparts, each of which will be deemed an original and will bind the signatory, but all of which together will constitute the same instrument, and (ii) by facsimile.

Section 4.09      Amendment and Waiver.  Except as may otherwise be provided in this Agreement, any provision of this Agreement may be amended or modified by the parties hereto during the Agreement Period, if and only if such amendment or modification is in writing and signed on behalf of each of the parties hereto.  No provision of this Agreement may be waived, except by written consent of the party or parties against which enforcement of the waiver is sought. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

Section 4.10      Miscellaneous.  This Agreement and the documents referred to in this Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

GSI COMMERCE, INC.

By:	/s/ Michael R. Conn
	Name:	Michael R. Conn
	Title:	Executive Vice President, Finance and CFO

[Signature Page to Voting and Support Agreement]

ONELIBERTY VENTURES 2000, L.P.

By:	OneLiberty Partners 2000, LLC
its General Partner

By:	/s/ Stephen Ricci
Name:
Title:

Address:

ONELIBERTY ADVISORS FUND 2000, L.P.

By:	OneLiberty Partners 2000, LLC
its General Partner

By:	/s/ Stephen Ricci
Name:
Title:

Address:

ONELIBERTY FUND IV, L.P.

By:	OneLiberty Partners 2000, LLC
its General Partner

By:	/s/ Stephen Ricci
Managing Member

Address:

 [Signature Page to Voting and Support Agreement]

ONELIBERTY ADVISORS FUND IV, L.P.

By:	OneLiberty Partners 2000, LLC
its General Partner

By:	/s/ Stephen Ricci
Managing Member

Address:

COMMONWEALTH CAPITAL VENTURES II, L.P.

By:	Commonwealth Venture Partners II,
L.P., its General Partner

By:	/s/ Stephen McCormack
General Partner

Address:

CCV II ASSOCIATES, L.P.

By:	Commonwealth Venture Partners II,
L.P., its General Partner

By:	/s/ Stephen McCormack
General Partner

Address:

[Signature Page to Voting and Support Agreement]

John Rizzi

/s/ John Rizzi
Address:

[Signature Page to Voting and Support Agreement]

Ken Lajoie

/s/ Ken Lajoie
Address:

[Signature Page to Voting and Support Agreement]

Simone Barratt

/s/ Simone Barratt
Address:

[Signature Page to Voting and Support Agreement]

Arthur Sweetser

/s/ Arthur Sweetser
Address:

[Signature Page to Voting and Support Agreement]

John Polcari

/s/ John Polcari
Address:

[Signature Page to Voting and Support Agreement]

John MacPhee

/s/ John MacPhee
Address:

[Signature Page to Voting and Support Agreement]

SCHEDULE I
TO VOTING AND SUPPORT AGREEMENT

	Common	Series A	Series B	Series C	Series C-1	Total

John Rizzi	2,416,399	456,349	297,620	-	-	3,294,837

Ken Lajoie	864,773	-	-	-	-	919,653

Simone Barratt	568,750	-	-	-	-	568,750

Arthur Sweetser	575,000	-	-	-	-	575,000

John Polcari	575,000	-	-	-	-	575,000

John MacPhee	-	-	-	-	-	-

OneLiberty Ventures 2000, LP	3,685,708	407,555	5,253,297	1,685,761	-	11,032,321

OneLiberty Fund IV, LP	1,402,256	3,085,299	1,635,376	446,534	-	6,569,465

OneLiberty Advisors Fund IV, LP	56,421	160,672	61,271	21,010	-	299,374

OneLiberty Advisors Fund 2000, LP	193,783	21,077	276,246	79,434	-	570,540

CCV II Assoc LP	1,941,075	3,501,493	2,359,152	1,052,460	-	8,854,180

Commonwealth Capital Ventures II, LP	96,245	173,110	117,038	52,033	-	438,426

	12,375,411	7,805,555	10,000,000	3,337,232	-	33,697,547

SCHEDULE II
TO VOTING AND SUPPORT AGREEMENT

John Rizzi
Ken Lajoie
Simone Barratt
Arthur Sweetser
John Polcari
John MacPhee